As filed with the Securities and Exchange Commission on April 20, 2026

Registration No. 333‑______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

FORM S‑8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_________________

Warrior Met Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-0706839
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

16243 Highway 216

Brookwood, Alabama 35444

(Address of Principal Executive Offices, including Zip Code)

___________________________

WARRIOR MET COAL, INC.

2026 EQUITY INCENTIVE PLAN

(Full title of the plan)

__________________________

Dale W. Boyles
Chief Financial Officer
Warrior Met Coal, Inc.
16243 Highway 216
Brookwood, Alabama 35444
(205) 554-6150

(Name, address, and telephone number, including area code, of agent for service)

With a Copy to:
Margaret J. Cornelius
Maynard Nexsen PC
1901 Sixth Avenue North
Suite 1700
Birmingham, Alabama 35203
(205) 254-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [x] Accelerated filer [ ]

Non-accelerated filer [ ] Smaller reporting company [ ]

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the Warrior Met Coal, Inc. 2026 Equity Incentive Plan (the “Plan”) in accordance with Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by Warrior Met Coal, Inc. (the “Registrant”) with the Commission, are incorporated by reference and made a part hereof:

▪ The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 12, 2026;

▪ The Registrant’s Current Report on Form 8-K filed with the Commission on January 16, 2026; and

▪ The Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Exchange Act filed as Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including any amendment or report filed for the purposes of updating such description.

The Registrant is not incorporating by reference any Current Reports on Form 8-K through which it furnished, rather than filed, information with the Commission.

Additionally, all reports and other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in any document to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, excise taxes and penalties under the Employee Retirement Income Security Act of 1974 and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by our certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses is not deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our certificate of incorporation.

Our bylaws include provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our certificate of incorporation. In addition, our bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are furnished as part of this Registration Statement:

Exhibit No. Item

4.1 Certificate of Incorporation of Warrior Met Coal, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-217389), filed on April 3, 2017)

4.2 Certificate of Amendment to the Certificate of Incorporation of Warrior Met Coal, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38061), filed on March 20, 2020)

4.3 Second Certificate of Amendment to the Certificate of Incorporation of Warrior Met Coal, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38061), filed on April 26, 2022)

4.4 Second Amended and Restated Bylaws of Warrior Met Coal, Inc., (as amended July 28, 2025) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38061), filed on August 1, 2025)

4.5 Certificate of Designations of Series A Junior Participating Preferred Stock of Warrior Met Coal, Inc., as filed with the Secretary of State of the State of Delaware on February 14, 2020 (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 001-38061) filed with the Commission on February 14, 2020)

4.6 # Warrior Met Coal, Inc. 2026 Equity Incentive Plan

5.1 # Opinion of Maynard Nexsen PC, counsel to the Registrant

23.1 # Consent of Ernst & Young LLP

23.2 # Consent of Marshall Miller & Associates, Inc.

23.3 # Consent of McGehee Engineering Corp.

23.4 # Consent of Maynard Nexsen PC (contained in Exhibit 5.1 to this Registration Statement)

24.1 # Powers of Attorney (included on the signature pages to this Registration Statement)

107.1 # Filing Fee Table

_________________

# Filed herewith.

Item 9. Undertakings.

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookwood, State of Alabama, on April 20, 2026.

WARRIOR MET COAL, INC.

By: /s/ Walter J. Scheller, III

Name: Walter J. Scheller, III

Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Walter J. Scheller, III and Dale W. Boyles, and each of them, severally, any of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Instruction E of Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of April, 2026. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Signature	Title
/s/ Walter J. Scheller, III Walter J. Scheller, III	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Dale W. Boyles Dale W. Boyles	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ J. Brett Harvey J. Brett Harvey	Director
/s/ Kimberly Y. Chainey Kimberly Y. Chainey	Director
/s/ Lisa M. Schnorr Lisa M. Schnorr	Director
/s/ Alan H. Schumacher Alan H. Schumacher	Director
/s/ Stephen D. Williams Stephen D. Williams	Director